Exhibit 99.1

Saba Software Announces Common Stock Financing

REDWOOD SHORES, CALIF., August 10, 2004 – Saba (NASDAQ: SABA), a leading provider of Human Capital Development and Management (HCDM) solutions, today announced that it has entered into a definitive agreement with Pequot Ventures, the direct venture investment arm of Pequot Capital Management, Inc., for the private placement of 2,674,500 shares of its common stock at a price of $3.2841 per share for aggregate proceeds of $8.7 million. The proceeds will be used for working capital and general corporate purposes.

The shares will not be registered under the Securities Act, or any state securities laws, and will be sold in a private transaction under Regulation D. Unless the shares are registered, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. Saba is obligated to register the shares for resale on a registration statement to be filed within 30 days of the closing of the transaction. The closing is anticipated to occur on August 10, 2004.

About Pequot Ventures

Pequot Ventures is the direct venture investment arm of Pequot Capital Management, Inc. focused on today’s most dynamic startup and growth stage companies in the infrastructure, software and services and healthcare sectors. Pequot Ventures creates value in bringing energy and substantial sector expertise to its portfolio companies through the collective intellectual capital, deep operating experience and extensive network of its investment team. The firm leverages its unique multi-billion dollar presence across both public and private equity markets to help build competitive, sustainable businesses in fast changing environments throughout their lifecycle. Pequot Ventures accomplishes this goal in close partnership with the founders and management team of its portfolio companies.

About Saba

Saba (NASDAQ: SABA) is the leading provider of human capital development and management (HCDM) solutions, which increase organizational performance through the implementation of a management system for aligning, developing, and managing people. Among the Global 2000, Saba customers include Alcatel, Cisco Systems, DaimlerChrysler, EMC Corp., Kaiser Permanente, Medtronic, Procter & Gamble, and VERITAS Software. Saba has received industry recognition for its solutions, and recently was named again to the leader quadrant position in the Gartner 2004 e-Learning Suite and LMS “Magic Quadrants.”

Saba is headquartered in Redwood Shores, California, with offices worldwide. For more information, please visit www.saba.com or call (877) SABA-101 or (650) 779-2791.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements that involve known and unknown risks. Statements that include the use of terminology such as “may,” “will,” “expects,” “believes,” “plans,” “estimates,” “potential,” or “continue,” or the negative thereof or other comparable terminology are forward-looking statements. Forward-looking statements include, without limitation, statements concerning or relating to the use of proceeds from our common stock financing. These forward-looking statements involve risks and uncertainties, and it is important to note that our actual results could differ materially from those projected or assumed in such forward-looking statements. Among the factors that could cause actual results to differ materially are the factors detailed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Impact Future Operating Results” in our annual report on Form 10-K and similar disclosures in subsequent periodic SEC reports filed by Saba. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.